                      DAIRY MART CONVENIENCE STORES, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES              EXHIBIT 12


                                                                       FISCAL YEAR ENDED
                                                 FEBRUARY 1,  JANUARY 30,    JANUARY 29,  JANUARY 28,   FEBRUARY 3,
                                                    1992         1993           1994         1995          1996

                                                                     (IN THOUSANDS)
Earnings
  Income from continuing operations                  $4,092      ($2,899)        $1,794     ($10,761)      ($6,000)
  Provision for (benefit from) income taxes           2,929       (1,898)         1,308       (6,558)       (3,220)

    Earnings before income taxes                      7,021       (4,797)         3,102      (17,319)       (9,220)

  Fixed charges                                      13,683       13,183         12,905       14,741        15,290
  Less: Capitalized interest                             -           254             56           75            69

    Net fixed charges                                13,683       12,929         12,849       14,666        15,221

    Earnings available for fixed charges            $20,704       $8,132        $15,951      ($2,653)       $6,001
                                                 ===========  ===========    ===========  ===========    =========

Fixed charges:
  Interest expense                                   $8,260       $7,456         $7,644       $9,219        $9,661
  Amortization of deferred financing costs              230          282            271          340           461
  Capitalized interest                                   -           254             56           75            69
  Portion of rents representative
   of the interest factor                             5,193        5,191          4,934        5,107         5,099

    Total fixed charges                             $13,683      $13,183        $12,905      $14,741       $15,290
                                                 ===========  ===========    ===========  ===========    =========


  Ratio of earnings to fixed charges                   1.51         0.62(1)        1.24        (0.18)(1)       0.39(1)
                                                 ===========  ===========    ===========  ===========    ==========
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(1) For the fiscal years ended January 30, 1993, January 28, 1995 and
    February 3, 1996 the Company's earnings were inadequate to cover fixed charges by $5,051,000, $17,394,000, and $9,289,000, respectively.

    The deficit was calculated by taking the difference between earnings available for fixed charges and total fixed charges.